Hal Lyons
Chief Financial Officer
(650) 340-1888

FOR IMMEDIATE RELEASE

BURLINGAME, California, May 21, 2021 -- AeroCentury Corp. (“AeroCentury” or the “Company”) (NYSE American: ACY), an independent aircraft leasing company, today reported a first quarter 2021 net loss of $5.4 million, or ($3.50) per share, compared to a net loss of $10.2 million, or ($6.58) per share, for the first quarter of 2020.

Revenues and other income decreased by 47% to $2.5 million in the first quarter of 2021 from $4.8 million in the first quarter of 2020. The decrease was primarily a result of a 43% decrease in operating lease revenues to $2.7 million in the first quarter of 2021 from $4.8 million in the first quarter of 2020 as a result of reduced rent income from the sale of aircraft during the fourth quarter of 2020 and first quarter of 2021 and reduced rent for two assets in the 2021 quarter as a result of lease amendments related to the COVID-19 outbreak.

The results for the quarter ended March 31, 2021 also reflected reduced depreciation expense compared to the first quarter of 2020, primarily as a result of aircraft sales, and increased professional fees and other expenses, primarily due to higher legal expenses. During the first quarter of 2021, the Company recorded a bad debt allowance of $821,000 related to one of its sales-type finance leases. During the first quarter of 2021, the Company recorded an impairment loss of $1,940,400 on its two assets held for sale, based on expected sales proceeds, which had an aggregate fair value of $347,400.

The results for the quarter ended March 31, 2020 included impairment losses totaling $6.7 million, arising from estimated sales proceeds for three regional jet aircraft and an older turboprop aircraft that is being sold in parts. Results also included a $1.2 million bad debt allowance related to two of the Company’s aircraft that are subject to finance leases and a $1.9 million non-cash charge related to the Company’s interest rate swaps, which is included in interest expense.

As previously reported, the Company and its subsidiaries, JetFleet Holding Corp. and JetFleet Management Corp. (“the Debtors”) filed a voluntary petition for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware on March 29, 2021. After the bankruptcy filing, the Company has continued to operate its businesses in the ordinary course as “debtors-in-possession” under the jurisdiction of the Court and in accordance with the applicable provisions of the Bankruptcy Code. The Bankruptcy Court has granted the Company’s motions designed primarily to minimize the effect of bankruptcy on the Company’s operations, customers and employees and make it possible for the Company to continue existing operations without interruption during the pendency of the Chapter 11 Case.

The Bankruptcy Court also approved the conduct of a process to market and sell the Company’s assets as part of the Chapter 11 proceeding in order to permit the Company to satisfy the Company’s obligations to its creditors, including its sole secured creditor, Drake Asset Management Jersey Limited (“Drake”).   The Company entered into a stalking horse agreement with Drake for the sale of certain of the aircraft assets securing the Drake Indebtedness (the “Drake Collateral”), which if approved by the Bankruptcy Court as the best and/or highest offer for the Drake Collateral, will, upon consummation, lead to  full satisfaction of the Company’s obligations to Drake under the Drake Indebtedness.

No third party qualified bids were received for the Company’s assets in the Court-approved marketing and sale process,  so the proposed auction for assets will not  be conducted, and the Company anticipates that the sale of the Drake Collateral will proceed under the terms of the stalking horse agreement.  There were non-qualified third party bids received by the Company for certain subsets of the Company’s aircraft assets, and the Company is currently reviewing and evaluating those offers. With respect to any asset purchases proposed in such non-qualified bids that include Drake Collateral, the Company is consulting with Drake.

First Quarter 2021 Highlights and Comparative Data

●
Net loss was $5.4 million compared to a loss of $14.5 million in the preceding quarter and a loss of $10.2 million a year ago.
● EBITDA(1) was ($2.7) million compared to ($9.8) million in the preceding quarter and $(4.7) million a year ago.
●
Average portfolio utilization was 86% during the first quarter of 2021 and 87% during the fourth quarter of 2020, compared to 85% in the first quarter of 2020.
●
Total revenues decreased 28% to $2.5 million for the first quarter of 2021, compared to $3.5 million in the preceding quarter, and decreased 47% from $4.8 million in the first quarter a year ago.
o
Operating lease revenue decreased 11% to $2.7 million for the first quarter of 2021 from $3.1 million in the fourth quarter of 2020 and decreased 43% from $4.8 million in the first quarter of 2020 as a result of reduced rent income from the sale of aircraft during the fourth quarter of 2020 and first quarter of 2021 and reduced rent for two assets in the 2021 quarter as a result of lease amendments related to the COVID-19 outbreak.
●
Total operating expenses decreased 56% to $7.9 million from $18.1 million in the preceding quarter, and decreased 55% from $17.7 million in the first quarter a year ago.
o
During the first quarter of 2021, the Company recorded an impairment loss of $1,940,400 on its two assets held for sale, based on expected sales proceeds, which had an aggregate fair value of $347,400. During the first quarter of 2020, the Company recorded impairment charges totaling $6.7 million on four assets held for sale, based on expected sales proceeds.
o
Depreciation expense decreased by 54% to $0.7 million in the first quarter of 2021 from $1.5 million in the preceding quarter and decreased by 68% from $2.2 million in the first quarter a year ago, primarily as a result of the reclassification of three aircraft from held for lease to held for sale during the fourth quarter of 2020, as well as a decrease in depreciation for two aircraft that were written down to their estimated sale values during the second quarter of 2020 and were sold during the fourth quarter.
o
Interest expense decreased by 42% to $1.9 million in the first quarter of 2021 from $3.3 million in the fourth quarter of 2020 and decreased 68% from $6.0 million in the first quarter of 2020, primarily as a result of a lower average interest rate and lower interest expense related to the Company’s interest rate swaps in the 2021 period.
o
As a result of payment delinquencies during the first quarter of 2020 by two of the Company’s customers under its two sales-type leases and decreases in the appraised values of the underlying assets, the Company recorded a bad debt expense of $1.2 million. During the first quarter of 2021, the Company recorded a bad debt allowance of $0.8 million related to one of its sales-type finance leases as a result of its May 2021 agreement to sell the aircraft to the customer, which requires the approval of the Bankruptcy Court and which the Company expects to occur in the second quarter of 2021.
o
Professional fees and other expenses increased by 298% to $1.9 million in the first quarter of 2021 from $0.5 million in the fourth quarter of 2020 and increased 76% from $1.1 million in the first quarter of 2020, primarily due to increased amortization of legal fees related to the Company’s Drake Indebtedness and legal fees related to the Company’s Chapter 11 filing.

●
Book value per share was ($14.89) as of March 31, 2021, compared to ($11.40) at December 31, 2020 and $8.84 a year ago.

Aircraft and Engine Portfolio

AeroCentury’s portfolio currently consists of twelve aircraft, spread over four different aircraft types: (i) four regional jets and two turboprops that are on lease to three customers operating in three countries; (ii) two turboprops that are financed under sales-type leases (iii) one turboprop and three regional jets that are off lease and (iv) two turboprop aircraft that are being sold in parts and are held for sale. The off-lease aircraft were reclassified from held for sale to held for lease during the first quarter of 2021 as a result of the Company’s Chapter 11 filing and the Company’s consequent lack of authority to sell certain assets without the approval of the Bankruptcy Court.

About AeroCentury: AeroCentury is an independent global aircraft operating lessor and finance company specializing in leasing regional jet and turboprop aircraft and related engines. The Company's aircraft are leased to regional airlines and commercial users worldwide.

This press release contains forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements in this press release other than statements that are purely historical are forward-looking statements. Forward-looking statements in this press release include statements regarding the Company’s continuation of operations during the pendency of its bankruptcy proceeding, the sale of the Drake Collateral pursuant to the terms of a stalking horse agreement; and anticipated sale of one of is turboprops. The forward-looking statements in this press release and the Company’s future results of operations are subject to additional risks and uncertainties set forth under the heading “Factors that May Affect Future Results and Liquidity” in documents filed by the Company with the Securities and Exchange Commission, including the Company's quarterly reports on Form 10-Q and the Company’s latest annual report on Form 10-K, and are based on information available to the Company on the date hereof. The Company does not intend, and assumes no obligation, to update any forward-looking statements made in this press release. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release.

(1) EBITDA is a non-GAAP measure. See below for its method of calculation and reconciliation to its most directly comparable GAAP measure, as well as other information about the use of non-GAAP measures generally, at the end of this press release.

Condensed Consolidated Statements of Income
(in thousands, except share and per share data) (Unaudited)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020

Operating lease revenue	$2,737	$3,072	$4,768
Finance lease revenue	-	-	56
Net (loss)/gain on disposal of assets	(202)	124	(24)
Other (loss)/income	(1)	302	(23)
	2,534	3,498	4,777

Impairment	1,940	11,931	6,655
Interest	1,915	3,326	6,013
Professional fees and other	1,869	470	1,063
Bad debt expense	821	333	1,170
Depreciation	699	1,512	2,170
Salaries and employee benefits	506	510	517
Maintenance costs	145	56	80
	7,895	18,138	17,668

Loss before income tax provision/(benefit)	(5,361)	(14,640)	(12,891)

Income tax provision/(benefit)	49	(174)	(2,713)

Net loss	$(5,410)	$(14,466)	$(10,178)

Loss per share:
Basic	$(3.50)	$(9.36)	$(0.85)
Diluted	$(3.50)	$(9.36)	$(0.85)

Shares used in per share computations:
Basic	1,545,884	1,545,884	1,545,884
Diluted	1,545,884	1,545,884	1,545,884

Condensed Consolidated Balance Sheets
(in thousands) (Unaudited)

ASSETS
	March 31,	December 31,
	2021	2020

Cash and cash equivalents	$4,225	$2,409
Cash and cash equivalents held for sale	-	346
Restricted cash held for sale	-	2,346
Accounts receivable	310	257
Finance leases receivable, net of allowance for doubtful accounts	1,626	2,547
Aircraft, net of accumulated depreciation	56,085	45,763
Assets held for sale	347	38,147
Property, equipment and furnishings, net of accumulated depreciation	12	15
Office lease right of use, net of accumulated amortization	126	142
Deferred tax asset	4	1,151
Taxes receivable	1,161	-
Prepaid expenses and other assets	539	255
Total assets	$64,435	$93,378
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$215	$368
Accrued payroll	222	190
Notes payable and accrued interest, net of unamortized debt issuance costs	-	88,793
Notes payable and accrued interest held for sale, net of unamortized debt issuance costs	-	13,837
Derivative liability held for sale	-	768
Derivative termination liability	-	3.075
Lease liability	151	172
Maintenance reserves	2,100	2,001
Accrued maintenance costs	-	46
Security deposits	466	716
Unearned revenues	549	1,027
Income taxes payable	1	1
Total liabilities not subject to compromise	3,704	110,994
Liabilities subject to compromise	83,755	-
Total liabilities	87,459	110.994

Stockholders’ equity:
Preferred stock, $0.001 par value	-	-
Common stock, $0.001 par value	2	2
Paid-in capital	16,783	16,783
Accumulated deficit	(36,772)	(31,362)
Accumulated other comprehensive loss	-	(2)
	19,987	14,579
Treasury stock	(3,037)	(3,037)
Total stockholders’ deficit	(23,024)	(17,616)
Total liabilities and stockholders’ deficit	$64,435	$93,378

Use of Non-GAAP Financial Measures

To supplement the Company’s financial information presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), this press release includes the non-GAAP financial measure of EBITDA. The Company defines EBITDA as net (loss)/income, plus depreciation expense, plus interest expense and plus/(minus) income tax provision/(benefit). The table below provides a reconciliation of this non-GAAP financial measure to its most directly comparable financial measure calculated and presented in accordance with GAAP. This non-GAAP financial measure should not be considered as an alternative to GAAP measures such as net (loss)/income or any other measure of financial performance calculated and presented in accordance with GAAP. Rather, the Company presents this measure as supplemental information because it believes it provides meaningful additional information about the Company’s performance for the following reasons: (1) this measure allows for greater transparency with respect to key metrics used by management, as management uses this measure to assess the Company’s operating performance and for financial and operational decision-making; (2) this measure excludes the impact of items management believes are not directly attributable to the Company’s core operating performance and may obscure trends in the business; and (3) this measure may be used by institutional investors and the analyst community to help analyze the Company’s business. The Company’s non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as the Company does.

	For the Three Months Ended (in thousands)
	March 31,	December 31,	March 31,
	2021	2020	2020
Reconciliation of Net loss to EBITDA:
Net loss	$(5,410)	$(14,466)	$(10,178)
Depreciation	699	1,512	2,170
Interest	1,915	3,326	6,013
Income tax provision/(benefit)	49	(174)	(2,713)
EBITDA	(2,747)	(9,802)	(4,708)